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Exhibit 99.3

Legal Proceedings

              We are subject to a variety of claims and suits that arise from time to time in the ordinary course of business, including those discussed below. We do not believe the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, will have a material adverse impact on our financial position, liquidity or results of operations.

    Multimedia Games Shareholder Litigation

              As discussed in footnote 7 to our unaudited condensed consolidated financial statements included elsewhere in this offering memorandum, certain actions were filed by putative shareholders of Multimedia Games in the United States District Court for the Western District of Texas (the "Texas Federal Action") and the District Court of Travis County, Texas (the "Texas State Court Action"). In both the Texas Federal Action and the Texas State Court Action, plaintiffs allege that Multimedia Games' directors breached their fiduciary duties to Multimedia Games and/or its shareholders because, among other things, the Merger allegedly involves an unfair price, an inadequate sales process, self-dealing and unreasonable deal protection devices. The complaints further allege that GCA and its wholly owned merger subsidiary, Movie Merger Sub, Inc., aided and abetted those purported breaches of fiduciary duty.

              On November 20, 2014, the defendants in the Texas Federal Action reached an agreement in principle with the plaintiffs in the Texas Federal Action regarding settlement of all claims asserted on behalf of the alleged class of Multimedia Games shareholders and on behalf of Multimedia Games, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Multimedia Games agreed to make certain additional disclosures in its proxy statement related to the Merger, which disclosure Multimedia Games has made in a Current Report on Form 8-K filed on November 21, 2014. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.

              The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the Western District of Texas will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court in the form contemplated by the parties, it will resolve and release all claims in the Texas Federal Action that were or could have been brought challenging any aspect of the Merger, the Merger Agreement, and any disclosure made in connection therewith, including in Multimedia Games' definitive proxy statement, pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the defendants in the Texas Federal Action agreed not to oppose an application by plaintiffs in the Texas Federal Action for an attorneys' fee award from the United States District Court for the Western District of Texas of up to $310,000, with such fee award to be paid by GCA. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the United States District Court for the Western District of Texas will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

              The Texas State Court Action remains pending.

    Competitor Complaint

              On Monday, November 25, 2014, GCA received notice of the filing of a complaint (which has not yet been served) against the Company and certain employees of the Company by NRT Technology

Corp., an Ontario corporation ("NRT") and a competitor to GCA in connection with its kiosk business. The complaint, which was filed in the United States District Court for the District of Nevada, alleges the making by the Company and certain of its employees of false, disparaging and defamatory statements regarding NRT and its business and conduct in the course of seeking new customer contracts (including from existing customers of NRT) and seeks damages in the range of $5.0 million and up to $30.0 million. GCA has reviewed the complaint, believes that the allegations are without merit, and, if the complaint is ultimately served on it, plans to vigorously defend itself against the allegations.

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  Exhibit 99.3